Exhibit 5.1

February 15, 2008

Cresud S.A.C.I.F. y A.

Moreno 877, piso 23º

Argentina

Ladies and Gentlemen:

We have acted as local Argentine counsel to Cresud S.A.C.I.F. y A. (the “Company”), a sociedad anónima organized under the laws of the Republic of Argentina in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering by the Company of rights (the “Rights”) to subscribe for an aggregate of 180,000,000 common shares, par value Ps.1.00 per share, (the “Shares”) including common shares in the form of American Depositary Shares and warrants to purchase an additional 60,000,000 common shares (the “Warrants”). The Rights arise under the Company’s bylaws and Argentine law. The Warrants will be issued under a warrant agreement (the “Warrant Agreement”) among the Company, The Bank of New York and Banco Santander Río S.A.

We have examined the Registration Statement and the exhibits filed with the Commission as of the date hereof. We have also examined a copy of (i) the bylaws (estatutos sociales) of the Company; (ii) the resolutions of the Company’s shareholders dated October 10, 2007, and the resolution of the Company’s Board of Directors dated October 23, 2007. We have further examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that at the time of execution, countersignature, issuance and delivery of any Warrants, the related Warrant Agreement will (i) be the valid and legally binding obligation of each counterparty thereto and (ii) have been duly authorized, executed and delivered by the Company.

We express no opinion as to any laws other than the laws of the Republic of Argentina as in effect at the date hereof. This opinion speaks as of its date, and we disclaim any obligation to advise you of facts, circumstances, events or developments which may thereafter be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Based upon and subject to the foregoing, and subject to the further assumptions, qualifications and limitations herein contained, we are of the opinion that:

(i)	Each of the Company and its subsidiaries have been duly incorporated and validly exist as a sociedad anónima under the laws of Argentina, and has all power and authority to conduct its respective businesses and to own or hold its respective properties as described in the Registration Statement.

(ii)	All of the issued shares of capital stock of the Company and its subsidiaries have been duly and validly authorized and are validly issued and outstanding, fully paid and nonassessable.

(iii)	The Rights constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

(iv)	With respect to the Shares, when issued and delivered upon exercise of the Rights in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

(v)	With respect to the Warrants, assuming the execution and delivery of the Warrant Agreement in the form filed as an exhibit to the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

(vi)	The common shares underlying the Warrants have been duly authorized and reserved for issuance, and when issued and delivered upon exercise of the Warrants in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

The above opinions are subject to the following limitations, qualifications and exceptions:

(1) nothing herein is to be taken as an indication that the remedy of an order for specific performance or the issue of an injunction would be available in a court in Argentina, in that such remedies are available only at the discretion of such courts;

(2) the ability of the Company to make payments in respect of the Shares in non-Argentine currency (and the ability of any person to remit out of Argentina the proceeds of any judgment award in non-Argentine currency issued by a court in Argentina) will be subject to any exchange control regulations which may be in effect at the time of payment (or such remittance). We hereby advise you that there are exchange control restrictions in place as of the date hereof (which are currently described in the Prospectus) that limit or otherwise affect any such payments or remittance;

(3) there is doubt as to whether Argentine courts would enforce in all respects and in a timely manner against the Company, or any of its directors or officers, judgments obtained in the United States court predicated solely upon the civil liability provisions of the federal securities laws of the United States or enforce liabilities against the Company or such persons in original actions brought in Argentine courts predicated solely upon the federal securities laws of the United States;

(4) in order to make the Prospectus admissible in evidence in the courts of Argentina, a legalized translation of such Agreements into Spanish must be filed with the Argentine courts;

(5) the exercise and enforceability by the parties of their respective rights under the Prospectus is subject to general principles of law. Such principles are of general application and in applying such principles a court among others things, might not allow a creditor to accelerate the maturity of a debt upon the occurrence of a default deemed immaterial or abusive. Such principles applied by a court might include a requirement that the creditor act reasonably and in good faith;

(6) under Argentine laws judges are free to consider evidence in accordance with their convictions (Article 386 of the National Code of Civil and Commercial Procedure of Argentina); therefore any provision to the effect that any instrument or document, shall be conclusive or prima facie evidence of the contents of such instrument or document may not be taken as conclusive prima facie evidence thereof; and

(7) the opinions above are subject to the effects of bankruptcy, insolvency, liquidation, reorganization and other similar laws relating to or affecting the rights of creditors generally, by general equitable principles and an implied covenant of good faith and fair dealing.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Juan Manuel Quintana
Estudio Zang, Bergel & Viñes